Exhibit 10-r-1

AGREEMENT AND GENERAL RELEASE

NEAL J. KEATING, on the one hand, and ROCKWELL COLLINS, INC., on the other hand, have reached the following Agreement and General Release (hereinafter the “Agreement”).  In this Agreement, “EMPLOYEE” refers to NEAL J. KEATING, and “COMPANY” refers to Rockwell Collins, Inc. and its subsidiaries and affiliates.

FIRST:                                                                                                           Benefits.

a)                                      EMPLOYEE and COMPANY agree to the following:

i)                                         EMPLOYEE will cease actively working for COMPANY as of 4:00 p.m. on May 28, 2002.   Thereafter, EMPLOYEE will remain on COMPANY’s active payroll from May 28, 2002 through the close of business on July 6, 2004 (hereinafter referred to as his “salary continuation period”), at which time EMPLOYEE will be placed on layoff.  EMPLOYEE will receive no additional pay or notice at the time of his layoff.  EMPLOYEE will not be expected to perform any work for the COMPANY during his salary continuation period and will not accrue vacation or receive long term disability insurance coverage.  During his salary continuation period, EMPLOYEE will be paid at his current monthly base salary rate as of May 28, 2002.  Except as provided in the Eighth Paragraph of this Agreement, COMPANY will continue to pay EMPLOYEE salary continuation whether or not he obtains other employment during the salary continuation period.  Except as otherwise provided in this Agreement, EMPLOYEE agrees to return to the COMPANY by no later than June 4, 2002 all property of the COMPANY which has been entrusted to EMPLOYEE for purposes of his employment including but not limited to company proprietary documents, company telephone lists, credit cards, keys, badges and personal digital assistants (such as a Palm Pilot).

ii)                                      EMPLOYEE will receive a pro-rata (8/12ths) share of his Fiscal Year 2002 Incentive Compensation, less all applicable federal, state and local taxes and other applicable deductions, at the time the Fiscal Year 2002 ICP is paid out to the other participants and in accordance with and based upon Rockwell Collins Inc.’s Incentive Compensation Plan (“ICP”) and the enterprise performance criteria approved by the Compensation Committee of the COMPANY.  COMPANY and EMPLOYEE further agree that EMPLOYEE shall not be eligible to receive any incentive compensation or bonus for the COMPANY’s Fiscal Years 2003 and 2004.

iii)                                   EMPLOYEE will receive a pro-rata (8/24ths) share of the Fiscal Years  2002-2003 cash long term incentive plan (“cash LTIP”) payment, less all applicable federal, state and local taxes and other applicable deductions, at the time the cash LTIP is paid out to the other participants and in accordance with and based upon the Rockwell Collins, Inc. 2001 Long-Term Incentives Plan and the enterprise performance criteria approved by the Compensation Committee of the COMPANY.  COMPANY and EMPLOYEE further agree that EMPLOYEE will not be eligible to participate in any future cash LTIP programs, if any, for the COMPANY’s Fiscal Years 2003 and 2004.

iv)                                  EMPLOYEE shall not be eligible for award of any stock option grants after May 28, 2002.  Previously granted stock options may be exercised, will vest, and will be forfeited according to the terms and conditions of the COMPANY’S stock option plans and any written agreements between COMPANY and EMPLOYEE related thereto.

v)                                     Within 15 days of EMPLOYEE signing this Agreement, COMPANY will pay EMPLOYEE for all of his accrued but unused vacation during EMPLOYEE’s employment with COMPANY through May 28, 2002, after taking into account EMPLOYEE’S use of vacation covering the period from May 28, 2002 through July 6, 2002.

b)                     In addition, except as noted in subparagraph iii) below, COMPANY and EMPLOYEE agree that the EMPLOYEE will be provided the following benefits until July 6, 2004:

i)                                         COMPANY will continue to provide EMPLOYEE a monthly car allowance of $1,700.

ii)                                      Outplacement services or career transition counseling.

iii)                                   Reimbursement for out of pocket income tax preparation/estate planning expenses in an amount not to exceed $5,000 for each Calendar Years 2002, 2003, and 2004 (EMPLOYEE may seek reimbursement for such expenses related to Calendar Year 2004 until April 15, 2005).

iv)                                  An annual COMPANY paid executive physical in Fiscal Years 2002 and 2003.

v)                                     Continued use of the COMPANY provided cellular telephone and continued use of the Sprint VPN FONCARD (the telephone bills of which are paid for by the COMPANY) for the sole purpose of seeking employment with another company.

vi)                                  Medical, including vision and dental, benefits coverage for amounts and under terms and conditions comparable to that being provided to the active executive vice presidents working at the COMPANY during the salary continuation period.

vii)                               COMPANY will continue to pay the membership dues and assessments at the Elmcrest Country Club.

viii)                            EMPLOYEE will be eligible to contribute to the COMPANY’s retirement savings plan for salaried employees (including the COMPANY matching contributions).

ix)                                    COMPANY will permit EMPLOYEE to continue using the COMPANY-provided lap top computer currently in his possession, provided, however, that EMPLOYEE provides the COMPANY access to that computer by no later than June 4, 2002 so that COMPANY can inspect the hard drive and delete any COMPANY proprietary information or software, as necessary to comply with license agreements with third parties, contained therein and remove any COMPANY Network access.

x)                                       Life insurance and other death benefit coverage for amounts and under terms and conditions comparable to that being provided to the active executive vice presidents working at the COMPANY during the salary continuation period (it being understood, however, that such benefits shall not include any short-term or long-term disability coverages).

c)                                      COMPANY and EMPLOYEE specifically acknowledge and agree that any entitlement by EMPLOYEE to certain benefits provided by this First Paragraph is subject to forfeiture pursuant to the Eighth Paragraph of this Agreement.

d)                     In addition, any COMPANY property used by EMPLOYEE during the salary continuation period must be returned to the COMPANY by no later than   July 6, 2004.

e)                      EMPLOYEE agrees to inform the COMPANY’s General Counsel within two business days after obtaining full or part time reemployment whether as an employee, consultant, agent, director, or otherwise.

SECOND:                                                                                            No Obligation to Provide These Benefits Under Normal Policies.

EMPLOYEE acknowledges that, under COMPANY’S normal policies and procedures and absent this Agreement, he would receive only 13 weeks rather than 24 months of salary continuation and medical coverage between the date he stops work for the COMPANY and the date of his layoff, he would not receive pro-rata Fiscal Year 2002 incentive compensation, he would not receive a pro-rata Fiscal Years 2002-2003 cash LTIP payment; he would not be eligible to contribute to the COMPANY’s retirement savings plan for salaried employees (including the COMPANY matching contributions); he would not continue using the COMPANY-provided lap top computer currently in his possession; he would not receive a car allowance of $1,700 per month for two years to defray automobile expenses; and he would not be eligible to receive $5,000 in income tax preparation/estate planning benefits for three calendar years, to receive an annual COMPANY paid physical for two years, to receive continued use of his cellular telephone and Sprint VPN FONCARD for two years, to receive the country club membership paid for by the COMPANY for two years and to receive free outplacement services for two years, which benefits are set forth in the First Paragraph of this Agreement.

THIRD:                                                                                                       Complete Mutual Release.

EMPLOYEE and COMPANY agree to release each other and each of their predecessors, successors and assigns, any subsidiaries, any related companies, and the employees, directors, officials, agents, officers, representatives and attorneys of any of them, from all claims or demands EMPLOYEE or COMPANY may have based on EMPLOYEE’S employment with COMPANY or the termination of that employment.  This includes, but is not limited to, a release of any rights or claims EMPLOYEE may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; under Title VII of the Civil Rights Act of 1964; or under any other federal, state or local laws or regulations prohibiting employment discrimination.  This also includes, but is not limited to, a release by EMPLOYEE of any claims for breach of contract or wrongful discharge, including but not limited to breach of any obligation contained in COMPANY’S offer of employment to EMPLOYEE, which is superceded by and rendered null and void by this Agreement.  Furthermore, this includes a release by EMPLOYEE of any claims under any and all state workers compensation  or unemployment statutes.  This release covers both claims that EMPLOYEE knows about and those he may not know about.  Notwithstanding the provisions of any state laws or statutes, and for the purpose of implementing a full and complete release, EMPLOYEE and COMPANY expressly acknowledge that this Agreement is intended to include all claims which EMPLOYEE does not know or suspect to exist in EMPLOYEE’S favor at the time of his signature on this Agreement, and that this Agreement will extinguish any such claims.

This release does not include, however, a release of EMPLOYEE’s rights, if any, to pension, retiree, health or similar benefits under the COMPANY’s standard retirement programs, to EMPLOYEE’s rights under the COMPANY’s stock option plans, or to any claims arising after EMPLOYEE signs this Agreement.

FOURTH:                                                                                           No Future Lawsuits.

EMPLOYEE promises never to file a lawsuit or request arbitration asserting any claims that are released in the Third Paragraph of this Agreement.  EMPLOYEE also promises never to file any claims for workers compensation, unemployment benefits, or with any administrative agencies or initiate a lawsuit or request arbitration asserting any claims that are released in the Third Paragraph of this Agreement.

FIFTH:                                                                                                          Non-Release of Future Claims.

This Agreement does not waive or release any rights or claims that EMPLOYEE may have under the Age Discrimination in Employment Act which arise after the date the EMPLOYEE signs this Agreement.

SIXTH:                                                                                                        Consequences of EMPLOYEE’S Violation of Promises.

If a party breaks its or his promise in the Fourth Paragraph of this Agreement and files a lawsuit, request for arbitration or other claim or action based on legal claims that the party has released, that party will pay for all costs incurred by the other party, any related companies or the directors or employees of any of them, including reasonable attorneys’ fees, in defending against the claim.

SEVENTH:                                                                                      Confidentiality and Cooperation.

EMPLOYEE agrees to maintain strict confidentiality regarding the existence of and the terms and conditions in this Agreement except to show this Agreement to his personal attorney, personal accountant or any other personal adviser as required for the sole purpose of obtaining advice with respect to the terms and conditions hereof, provided that such person to whom disclosure is made agrees to be bound by the confidentiality provisions hereof.

EMPLOYEE agrees to reasonable cooperation with COMPANY in the defense or prosecution of any litigation, arbitration, or claim against or by any person or party.  COMPANY agrees to pay EMPLOYEE’S reasonable, documented, out-of-pocket  expenses in providing any such cooperation pursuant to the terms of this Paragraph.  EMPLOYEE shall not, however, be paid for his time or inconvenience in providing cooperation pursuant to the terms of this Paragraph.

EIGHTH:                                                                                                Non-Competition, Non-Solicitation and Confidential Information.

In consideration for the receipt of salary continuation and all of the other benefits set forth herein, the EMPLOYEE agrees that for a two year period commencing on the date EMPLOYEE signs this Agreement, EMPLOYEE shall not (i) directly or indirectly, except with the advance written approval, which shall not unreasonably be withheld, of the President and Chief Executive Officer of the COMPANY, engage or otherwise participate in any business which is competitive with any significant line of business of the COMPANY (other than through ownership of not more than 5% of the voting securities of any such competitive business) or (ii) solicit or induce any employee of the COMPANY to leave his or her employment with the COMPANY to accept employment or other engagement with any such competitive business.  In the event that EMPLOYEE breaches this undertaking, in addition to any and all other remedies the COMPANY may have, the EMPLOYEE shall reimburse the COMPANY for all monies paid to the EMPLOYEE by the COMPANY under this Agreement, salary continuation payments shall immediately and permanently cease, EMPLOYEE shall be laid off immediately and he forfeits his right to any future payments or benefits set forth in this Agreement.

In addition, EMPLOYEE acknowledges that, by virtue of his senior management position with the COMPANY, EMPLOYEE has detailed and extensive current knowledge of the COMPANY’s highly confidential and proprietary information, including but not limited to competitive operating and strategic plans and objectives, customer lists, cost structures and capabilities and that disclosure of such information to the COMPANY’s competitors would cause irreparable harm to the COMPANY.  EMPLOYEE agrees that he shall maintain such information as strictly confidential for a period of two years commencing on the date EMPLOYEE signs this Agreement.   In the event that EMPLOYEE breaches this undertaking, in addition to any and all other remedies the COMPANY may have, the EMPLOYEE shall reimburse the COMPANY for all monies paid to the EMPLOYEE by the COMPANY under this Agreement, salary continuation payments shall immediately and permanently cease, EMPLOYEE shall be laid off immediately and EMPLOYEE forfeits his right to any future payments or benefits set forth in this Agreement.

NINTH:                                                                                                      Period for Review and Consideration of Agreement.

EMPLOYEE understands that EMPLOYEE has been given a period of 21 days to review and consider this Agreement before signing it.  EMPLOYEE further understands that EMPLOYEE may use as much of this 21-day period as EMPLOYEE wishes prior to signing.

TENTH:                                                                                                    Non-Admission of Liability.

By making this Agreement, the COMPANY does not admit that it has done anything wrong.

ELEVENTH:                                                                               Representation by Counsel.

EMPLOYEE was encouraged by COMPANY to consult with an attorney before signing this Agreement.

TWELFTH:                                                                                  EMPLOYEE’S Right to Revoke Agreement.

EMPLOYEE may revoke this Agreement within seven (7) days of EMPLOYEE’S signing it.  Revocation can be made by delivering a written notice of revocation to:

Gary R. Chadick

Senior Vice President, General Counsel & Secretary

Rockwell Collins, Inc.

400 Collins Road NE

Cedar Rapids, IA 52498

For this revocation to be effective, written notice must be received by Mr. Chadick no later than the close of business on the seventh day after EMPLOYEE signs this Agreement.  If EMPLOYEE revokes this Agreement, it shall not be effective or enforceable and EMPLOYEE will not receive the benefits described in this Agreement.

THIRTEENTH:                                                                Arbitration.

Any and all disputes regarding this Agreement will be resolved by binding Arbitration pursuant to the “Mutual Agreement to Arbitrate Claims” between EMPLOYEE and COMPANY, and such arbitration to take place at the American Arbitration Association’s offices nearest to COMPANY’S Cedar Rapids, Iowa Headquarters.

FOURTEENTH:                                                            In the Event of a Change of Control.

EMPLOYEE agrees and understands that after this Agreement becomes effective, the Change of Control Agreement dated June 29, 2001 between EMPLOYEE and COMPANY becomes null and void and EMPLOYEE will not be entitled to any benefits so described in that Change of Control Agreement.

FIFTEENTH:                                                                           Parties Affected.

This Agreement shall be binding on the EMPLOYEE and his heirs, successors, and legal representatives.  EMPLOYEE may not assign this Agreement or any of his rights hereunder and may not delegate any obligation hereunder.  This Agreement is intended to benefit EMPLOYEE and COMPANY, including its subsidiaries, affiliates, employees, directors, officers, agents, attorneys, successors, and assigns thereof.

SIXTEENTH:                                                                         Equitable Relief

It is agreed that remedies for breach of the Eighth Paragraph of this Agreement shall include equitable relief in addition to any other legal remedies available to the COMPANY under the circumstances.

SEVENTEENTH:                                                       Governing Law

This Agreement is governed by the laws of the State of Iowa, without reference to its conflict of laws provisions.

EIGHTEENTH:                                                                 Entire Agreement/Modifications

This is the entire agreement between EMPLOYEE and COMPANY regarding the subject matter hereof.  The “Mutual Agreement to Arbitrate Claims” agreement and EMPLOYEE’s October 15, 2001 stock option agreement are specifically incorporated herein by reference and shall continue to bind both parties.  COMPANY has made no promises of any kind pertaining to the subject matter hereof to EMPLOYEE other than those set forth in this Agreement.  Any amendment, modification or change to this Agreement shall not be binding unless in writing and duly executed by an authorized representative of both parties.  This Agreement may be executed in counterparts.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY.  IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  THIS AGREEMENT WILL NOT TAKE EFFECT FOR SEVEN (7) DAYS AFTER EMPLOYEE SIGNS IT.

IN WITNESS THEREOF, the parties have caused this Agreement to be signed below on the dates shown opposite their signatures.  This Agreement is effective upon the execution of this Agreement by both parties provided that prior to execution of this Agreement EMPLOYEE executes a resignation letter in which EMPLOYEE resigns from all corporate officer positions of the COMPANY.

Dated:	July 16, 2002		AN INDIVIDUAL

		By:	/s/ Neal J. Keating

NEAL J. KEATING

Dated:	July 16, 2002		ROCKWELL COLLINS, INC.

		By:	/s/ William J. Richter

WILLIAM J. RICHTER, SENIOR VICE PRESIDENT, HUMAN RESOURCES